Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS INCREASES 2008 REVENUE AND EPS GUIDANCE

BATON ROUGE, Louisiana (July 17, 2008)—Amedisys, Inc. (Nasdaq: “AMED”, “the Company”), one of America’s leading home health nursing companies, today increased its revenue and earnings per share guidance for 2008.

Net service revenue is anticipated to be in the range of $1.10 billion to $1.15 billion, including the anticipated impact of our recent acquisitions, but excluding the impact of any future acquisitions should they occur.

Diluted earnings per share, including the anticipated effect of our recent acquisitions, but excluding the effect of any future acquisitions, if they occur, are expected to be in the range of $3.00 to $3.10 (after adding back for one-time expenses related to the acquisition of TLC Health Care Services, Inc. (“TLC”)), based on an estimated 26.9 million shares outstanding. Previous guidance released by the Company on April 30, 2008 anticipated 2008 revenue to be $1.05 billion to $1.10 billion and diluted earnings per share to be $2.70 to $2.80.

“Our integration of TLC is ahead of schedule, our revenue per episode is increasing and the roll out of our clinical programs is progressing very well. All of these factors have led us to increase 2008 revenue and earnings per share guidance” stated William F. Borne, Chief Executive Officer of Amedisys, Inc.

Amedisys will release complete second quarter results on July 29, 2008 before the market opens. The Company will conduct a conference call to discuss its second quarter earnings and earnings guidance at 10:00 AM ET on the same day.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

The Company urges caution in considering its current trends and the 2008 guidance disclosed in this press release. The home health and hospice industry is highly competitive, and trends and guidance are subject to numerous factors, risks, and influences, some of which are referenced in the cautionary language below and others that are described more fully in the Company’s reports and registration statements filed with the Securities and Exchange Commission (“SEC”) including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q, and current reports on Form 8-K which can be found on the SEC’s internet website, http://www.sec.gov, and the Company’s internet website, http://www.amedisys.com. The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the SEC.

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those projected therein. These risks and uncertainties include, but are not limited to: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. Amedisys expressly disclaims any obligation or undertaking and it does not intend to release publicly any updates or changes in its expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based.

Additional information on the Company can be found at:

www.amedisys.com

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